CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 27, 2025, with respect to the financial statements of Allspring 100% Treasury Money Market Fund, Allspring Government Money Market Fund, Allspring Money Market Fund, Allspring National Tax-Free Money Market Fund, and Allspring Treasury Plus Money Market Fund, five of the funds comprising Allspring Funds Trust, as of January 31, 2025, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
May 23, 2025